Exhibit 99.2

Second Quarter Fiscal 2010

Conference Call Remarks

May 6, 2010

7:30 a.m. CT

SEAN MCHUGH

Good morning, and thank you.

On the call today are Russ Fradin, our Chairman and CEO, and Rob Schriesheim, our CFO.

During this call, when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And when we mention “underlying” revenue, operating income, net income, and earnings per share amounts, we are using non-GAAP financial measures that we believe provide a better understanding of our underlying performance after excluding unusual items. Today’s press release provides a reconciliation of U.S. GAAP to these and other measures.

On this call, we will make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call, we’ll conduct a question and answer session. During the Q&A session, we ask that you please limit yourself to one question. Now I’ll turn the call over to Russ.

RUSS FRADIN

Thanks Sean and good morning everyone. Thank you for joining us.

Hewitt delivered another solid quarter, and we are pleased with the results and proud of Team Hewitt.

On an underlying basis, operating income grew 28 percent…operating margin improved by over 300 basis points to 16.1 percent….and earnings per share grew 23 percent to 73 cents. I’m pleased to note that all three of our businesses contributed to our improved performance.

Let me highlight a few of our more noteworthy accomplishments for the quarter:

First, our Consulting business grew its underlying income by 34 percent and improved its underlying margin by 300 basis points. Productivity improvements related to last year’s staffing actions helped to drive this margin expansion.

The Consulting business also delivered very modest top line growth on an organic constant currency basis after three consecutive quarterly declines. Revenue performances in our Talent and Organization Consulting and Communications practices appear to have stabilized, with TOC roughly flat and Communications slightly lower on the same basis.

The new U.S. health care reform legislation is generating a lot of interest from our clients. As the law phases in over a number of years, our clients will have work to do in changing plan designs, communicating all the changes, and ensuring administration is compliant. We actively participated in the legislative process and are ready to put our knowledge and skills to work for our current and future clients.

We are pleased that our Consulting segment’s year-over-year revenue declines have stopped. We’re certainly in a more stable business environment today compared to the last several quarters. It is hard to judge what trajectory the recovery will take – but it feels good to see some light on the horizon.

Second, we recorded another modest profit in HR BPO even with a meaningful – and expected – decline in revenue compared to last year.

I’m also delighted to highlight our recently-announced HR BPO and Benefits Outsourcing win with Bank of America. We are pleased to partner with this client to provide a wide range of HR services. This large contract represents our second broad-based HR BPO deal in less than a year, demonstrating the market’s growing confidence in Hewitt’s offering. Based on our experience with a large client portfolio, we know how to deliver real quality for clients in a sustainable way, and we remain focused on profitably growing the business.

Third, Benefits Outsourcing once again delivered solid margins while continuing to grow participant counts in a challenging environment. We grew both our U.S. large market and mid-market businesses – this included nice growth in our Point Solutions offerings that complement our core services. Project revenue was soft, as buyers continue to closely control expenditures.

We are pleased that we’ve been able to achieve this performance despite continuing pressure from the economy. We have made decisions to meet the needs of some clients as they are under economic pressure. Furthermore, industry dislocations have intensified the competitive environment, as certain players chase new business in ways we view as irrational and unsustainable. We are doing our best to react in a judicious manner, but it is a situation we will closely monitor.

Fourth, we are focused on the future and continue to make investments in our business. In addition to signing a major deal with Bank of America, we also recently made two acquisitions to enhance our service offerings.

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In March we acquired Senior Educators, a web-based retiree medical insurance exchange. This small start up delivers assistance to Medicare recipients seeking high-quality, affordable supplemental insurance products. This acquisition provides us with the key building blocks needed to expand our services in the retiree health market—a solid proprietary technology platform, strong relationships with the major health plan providers and a skilled team. We plan to offer this new service to those clients seeking alternatives to their existing retiree medical commitments. We are investing in sales, marketing and infrastructure to scale this business. Its results will become part of our Benefits Outsourcing segment.

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As you saw in this morning’s release, we recently acquired HRAdvance, a firm specializing in dependent audits. This is another small tuck-in acquisition that strengthens our existing dependent audit service capabilities within our Benefits Point Solutions group. With this deal, we are getting a great technology platform along with domain expertise.

Our acquisition pipeline remains active. We are in various stages of evaluating good opportunities that will support both our Consulting and Outsourcing businesses. However, as we’ve mentioned before, it is difficult to speculate on the timing and impact of specific opportunities.

In summary, there have been a few puts and takes in the first half, but overall we are pleased with our performance.

So even with unplanned dilution related to acquisition and divestiture actions that will largely impact the second half of the year, we are maintaining our previous earnings guidance range of $2.85 to $2.95 per share.

I’ll now turn over the call to Rob to cover our financial results and business outlook.

ROB SCHRIESHEIM

Thanks Russ. Good morning everyone.

Let me start by highlighting our consolidated results for the second quarter.

Reported net revenues grew 2 percent to $760 million, compared with $746 million in the prior-year quarter. Net revenues declined 1 percent after adjusting for currency translation, acquisitions and divestitures, and third party revenues. Note that in the current quarter we recognized $14 million in previously-deferred revenue required by new accounting guidance related to a material modification of an existing contract. Also, recall that in last year’s quarter we recognized $20 million in previously-deferred revenue due to the settlement of a contract dispute.

Reported operating income declined 3 percent to $103 million, compared with $107 million in last year’s quarter. However, underlying operating income increased 28 percent to $123 million, compared with $96 million last year, when excluding unusual items. Recall that the Company views unusual items as those that are strategic and non-recurring in nature.

There were 2 unusual items in the current quarter that were excluded from our underlying results:

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First, we recorded a $17 million pretax non-cash impairment charge in our Consulting business. This charge related to goodwill testing triggered by the partial divestiture of our North America Executive Compensation Consulting business.

•	Second, we recorded a $2 million pretax loss on the same partial divestiture of the Executive Compensation business.

Last year’s quarter also contained 2 unusual items:

•	First, pretax gains totaling $9 million related to divested HR BPO Latin America and relocation services businesses, and

•	Second, $1 million in net pretax contributions from the divested HR BPO and Consulting businesses.

Please refer to today’s earnings release for additional detail on these items.

Consolidated underlying operating margin increased by 310 basis points to 16.1 percent in the second quarter. This was mostly driven by lower shared service costs and severance expenses.

Our reported effective tax rate for the current quarter was 39.9 percent, compared with 32.6 percent in last year’s quarter. Recall that last year’s second quarter reported effective tax rate was favorably impacted by the sale of our Latin America HR BPO business and other discrete items.

On an underlying basis, our effective tax rate was 39.6 percent in the current quarter and 37.1 percent in last year’s quarter.

Reported net income for the second quarter was $57 million, or 60 cents per diluted share. This compares to $68 million, or 71 cents per diluted share last year. Underlying earnings per share grew 23 percent to 73 cents, compared with 59 cents last year, when adjusting for the unusual items that I just covered.

Cash flow from operations for the current six-month period was $140 million, compared with $127 million in the prior-year period. Free cash flow was $98 million, compared with $65 million in the prior year. Lower capital expenditures and lower settlement payments in the current period drove the improvement.

Capital expenditures were $41 million in the current six-month period, compared with $63 million in the prior-year period. The decrease reflects reduced spending in real estate and IT infrastructure. For fiscal 2010, we now expect capex near the lower end of our previous range of $120 to $130 million.

Regarding our share repurchase authorization, in the second quarter we bought back 1.4 million shares for a total of $55 million. In the third quarter through May 5th, we repurchased approximately 300,000 additional shares totaling $13 million. This brings our cumulative repurchase total to $155 million against the overall $300 million authorization.

We are pleased that we have been able to use our strong balance sheet and free cash flow to both acquire good businesses and make solid progress on our repurchase authorization. Looking at cash deployment for the balance of fiscal 2010, we intend to first use our cash to pursue acquisition opportunities that will benefit our long-term growth, and make progress on our existing repurchase authorization as a second priority.

Now let me give you a few segment highlights for the second quarter. As a reminder, my comments regarding underlying results are adjusted for the unusual items that I mentioned a moment ago. Unless otherwise noted, all quarterly comparisons are on a year-over-year basis.

In Benefits Outsourcing, reported revenues grew 1 percent in the second quarter. Revenues grew slightly when adjusting for favorable currency translation and a small one month contribution from our recent acquisition of Senior Educators.

Our Benefits top-line performance reflects higher revenues associated with participant count increases in both our large and mid-market businesses. We also experienced lower adjustments for client service issues. Two items offset this growth:

•	First – we experienced some client losses, lower project revenues and client renewals at lower price points.

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Second – recall that in last year’s quarter we had a $20 million revenue benefit from a contract settlement, while this year we had a $14 million revenue benefit from an accounting change to a contract. The net of these two items was $6 million of revenue unfavorability in the current quarter versus last year.

Benefits Outsourcing participant counts increased 10 percent year-over-year to 21.1 million in the second quarter. New large company implementations drove most of the increase, with mid-market participant counts also growing nicely. About half of the quarter’s year-over-year participant increase was driven by Absence Management – which falls under Point Solution services.

Recall that Absence Management price points are meaningfully lower than our blended core service rate — so the change in our business mix counts for part of the pricing decline.

We continue to experience pricing pressure on renewals and new business given the recession and the competitive environment. To mitigate this pricing pressure we’re focused on adding incremental services and investing in enhancing our product offerings and service delivery capabilities.

Benefits Outsourcing segment margin improved 140 basis points to 26.3 percent in the second quarter, on both a reported and underlying basis. This improvement reflects infrastructure and compensation cost favorability, the net favorable impact of the contract items in the current and prior-year quarters, and lower adjustments for client service issues. These improvements were partially offset by client losses, lower project revenue and the impact of client renewals at lower price points.

We made some good progress on the Benefits Outsourcing sales front during the second quarter and our pipeline remains solid. We continue to invest in our sales capabilities and remain focused on closing new deals and renewing existing contracts.

In HR BPO, second quarter reported revenue declined 8 percent. Revenue decreased 11 percent when adjusting for divestitures, favorable foreign currency translation and third-party revenues. Client terminations and liquidations and the impact of contractual renegotiations drove the expected decline.

HR BPO earned a reported profit of $1 million in the second quarter. Although we reported a roughly breakeven performance in last year’s quarter, recall that those results included $9 million in gains from the sales of our Latin America and relocation businesses. When excluding those gains, last year’s quarterly loss was $10 million. The underlying improvement compared to last year was due to infrastructure cost management and staffing leverage. These were partially offset by the expected decline in revenue.

I’ll note that the implementations for our two latest wins – which includes Bank of America – are on schedule and on budget. We continue to expect future financial performance in HR BPO to be uneven due to the timing of some contractual adjustments and additional selective investments for growth.

We continue to see good demand in the marketplace for our HR BPO services. Given that we are allocating two implementation slots to the Bank of America contract due to its size, we feel good about our ability to meet our goal of three to four new contracts this fiscal year. We intend to maintain our disciplined framework to drive profitable growth in this business.

In Consulting, reported segment revenue grew 8 percent in the second quarter. Revenues grew 1 percent when adjusting for favorable currency translation and the impact of an acquisition and divestiture.

On this same adjusted basis, our Retirement and Financial Management practice revenue grew 3 percent. Similar to our first fiscal quarter, this practice faced a difficult prior-year comparison of growth in the low teens – reflecting strong demand as companies sought more advice in light of the extreme stock market volatility.

Health Management grew in the low single digits. We didn’t see much incremental demand related to U.S. health care reform in the second quarter, as the bill did not become law until the end of March. As Russ mentioned, the legislation has led to an increase in client discussions. We are focused on converting these conversations into projects.

Talent and Organization Consulting revenues were approximately flat compared to the second quarter last year. This is a good sequential improvement compared to the decline of approximately 20 percent in the first fiscal quarter.

Communications, our smallest practice, declined 3 percent. Like TOC, this is a good sequential improvement compared to a decline of approximately 20 percent in the first quarter.

Consulting margins improved by 300 basis points to 15.9 percent in the second quarter on an underlying basis. The improvement was principally due to prior year additions to a legal reserve and compensation leverage related to productivity initiatives taken last year.

Finally, underlying unallocated shared service costs were 3.2 percent of net revenues in the second quarter, compared with 3.1 percent of net revenues in last year’s second quarter. The increase reflects higher professional services costs in the current year.

Now, turning to our outlook. Here are a few reminders regarding our guidance:

•	First, our full year plans aren’t counting on a meaningful recovery in any of our geographies;

•	Second, our currency expectations are based on current forward rates; and

•	Third, we are not factoring in the impact of acquisition activity that hasn’t already been announced to date.

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Lastly, our guidance is on an underlying basis, which excludes the impact of the previously-disclosed unusual items in both fiscal 2009 and 2010. As a reminder, for fiscal 2010, this includes the $17 million impairment charge and the $2 million loss on the partial divestiture of our Executive Compensation business.

We continue to maintain our previous full year underlying earnings per share guidance range of $2.85 to $2.95 despite incurring approximately ten cents of earnings per share dilution in fiscal 2010 due to previously-announced acquisition, divestiture and related activity to support our longer term growth. I’ll point out that a majority of this dilution will be incurred in the second half of the fiscal year – so our overall earnings performance in the second half is likely to generally mirror our first half performance.

Here is a recap of our view on fiscal 2010:

•	First, we continue to expect consolidated revenue growth in the low- to mid-single digit range. This reflects organic growth as well as the benefit of foreign exchange.

•	By business, this is comprised of solid growth in Consulting, roughly flat revenues in Benefits Outsourcing, and a decline in HR BPO.

•	Second, we continue to expect diluted EPS in the range of $2.85 to $2.95 as I mentioned.

•	We expect underlying operating income growth to moderately exceed diluted EPS growth.

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This reflects some improvement in Consulting margins, a slightly profitable performance in HR BPO – which compares to our prior view of about break even – and a roughly flat contribution from Benefits Outsourcing.

•	We continue to expect our underlying effective tax rate in the range of 37 to 38 percent for the full year.

•	We also expect to make progress against our share repurchase authorization.

•	Lastly, we still anticipate fiscal 2010 free cash flow solidly in excess of net income.

With that, I’d like to turn the call back to Russ.

RUSS FRADIN

Thanks Rob.

In concluding our prepared remarks, I’d like to say that we’re pleased with our overall performance in the first half of the fiscal year.

We’re taking the right steps across the board to drive our long-term growth agenda: We’re enhancing our sales capabilities….making our products and services better….improving quality….and of course continuing our ever-present commitment to serving our clients really well.

We look forward to updating you on our next call. Thank you for joining us today.

Operator – we’re ready to take questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the heading “Risk Factors” in Part I, Item 1A of the Company’s most recent annual report on Form 10-K and in Part II, Item 1A of its most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission ("SEC") subsequent to such Form 10-K. Such filings are available at the SEC's internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.